Exhibit 10.15
750 Battery Street, Suite 330
San Francisco, California 94111
office   415.283-2200
fax   415.283-2201
www.viapharmaceuticals.com
December 18, 2007
CONFIDENTIAL
Dr. Rebecca Taub
1218 Valley Road
Villanova, PA 19085
Dear Becky:
VIA Pharmaceuticals, Inc., (“VIA”), is pleased to extend the following offer of employment to you:
•	Start Date:	You will commence employment beginning January 14, 2008.

•	Job Title:	Sr. Vice President — R&D

•	Base Salary: Your salary is $300,000 per calendar year, payable ratably over the year on the 15th and last business day of each month.

•	Incentive Compensation: Your position will have a target bonus of 40% under VIA’s 2008 Bonus Plan. The bonus plan identifies key corporative objectives which must be met for any payment under the plan, and we will agree on individual objectives for your position within 60 days of your employment. All payments under the 2008 Bonus Plan are at the full discretion of the Board of Directors (or relevant committee of the Board), and payments under the plan may be zero.

•	Equity Participation: You will be granted an option to purchase 235,000 shares of common stock of VIA at an exercise price equal to its fair market value on the date of grant. Such option will be granted as soon as practicable at the next meeting of VIA’s Board of Directors Compensation Committee following the start of your employment. Twenty five percent (25%) of the shares subject to the option (rounded down to the next whole number) shall vest on the one (1) year anniversary of your employment date, and the remaining shares subject to the option shall vest pro rata each month thereafter on the same day of the month as your employment date, such that the shares subject to the option are fully vested at 48 months following your employment. The options are subject to the terms and conditions of VIA’s 2007 Incentive Award Plan and the related agreements pursuant to which such grants will be made. Any other grant of options is solely in the discretion of VIA and subject to approval of our Board of Directors (or relevant committee of the Board).

•	Benefits: During your employment with VIA, you will be eligible for employee benefits applicable to your position, in effect from time to time, subject to all plan terms and eligibility. The benefits currently offered to full-time employees include group medical, dental, vision and prescription drug coverage, group life and AD&D insurance, long-term disability insurance, 401(k) plan, flexible spending account, health club reimbursement, and paid time off of up to twenty (20) days per year, to be accrued in accordance with VIA’s paid time off policy.
•	Location: Your primary work location will be VIA’s Princeton, New Jersey office. However, you will be required to travel on business for VIA from time to time and will regularly travel to VIA’s company headquarters in San Francisco, California.

•	Severance: In the event that VIA terminates your employment without cause and subject to your signing an effective release of claims against VIA, VIA will pay you severance equal to six month’s base salary, and will continue your group health (medical, dental, vision, and prescription drug) benefits as if you remained an active employee of VIA for a period of six months. The continuation of group medical benefits will be pursuant to and concurrent with any legally required continuation coverage period.

The Company will enter into a separate severance and change in control agreement to address certain circumstances where a change in control transaction, combined with other factors such as change in role, responsibility or location, may result in payment of severance and acceleration of vesting under stock options held at the time of the time of the change in control event.

You may be terminated for “cause” for any of the following (a) the commission of an act of fraud or embezzlement against VIA or any affiliate thereof, (b) a breach of one or more of the following duties to VIA (i) the duty of loyalty, (ii) the duty not to take willful actions which would reasonably be viewed by VIA as placing your interest in a position adverse to the interest of VIA, (iii) the duty not to engage in self-dealing with respect to the VIA’s assets, properties or business opportunities, (iv) the duty of honesty or (v) any other fiduciary duty which you owes to VIA, (c) a conviction of (or a plea of guilty or nolo contendere in lieu thereof) for (i) a felony or (ii) a crime involving fraud, dishonesty or moral turpitude, (d) intentional misconduct as an employee of VIA, including, but not limited to, knowing and intentional violation by you of written policies of VIA or specific directions of the Board of Directors or superior officers of VIA, which policies or directives are neither illegal (or do not involve illegal conduct) nor require you to violate reasonable business ethical standards, your failure, after written notice from VIA, to render services in accordance with your employment, which failure is not cured within ten (10) days of receipt of such notice, whether or not such events are discovered or known by VIA at the time of your termination. No payment for severance will be made if you are terminated for “cause”.

•	Non-Solicitation: You agree that VIA has invested substantial time and effort in assembling its present workforce. Accordingly, you covenant and agree that during the term of your employment and for a period of twelve (12) months following the termination, for any reason, of your employment with VIA, you will not, directly or indirectly, entice or solicit or seek to induce or influence any of VIA’s executives or other key employees to leave their employment with VIA.

•	Payments: Unless otherwise specifically provided herein, all payments made to you as an employee shall be made in accordance with VIA’s normal payroll or reimbursement practices, and shall be subject to tax withholding to the extent required by applicable law, as well as any other voluntary withholdings you may elect.

•	Contingencies:
Our offer is contingent upon the following:
1.	Our satisfactory completion of a reference check, including a criminal history and background check.

2.	Your furnishing us with proof of your identity and authorization to work in the United States.

3.	Your execution of a Confidential Information and Invention Assignment Agreement in the form attached.
Failure to meet any of these contingencies will make you ineligible for employment.
Although we hope that your employment with us is mutually satisfactory, please note that your employment at VIA is “at will.” This means that you may resign from VIA at any time with or without cause, and VIA has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.
We hope that you accept this offer of employment and look forward to your joining us. Please sign and date where indicated and return this letter to me to evidence your understanding of these terms and acceptance of this offer. This offer shall expire at 5:00 p.m. (PT) on December 24, 2007 if we have not received your written acceptance by then.
Sincerely,
VIA PHARMACEUTICALS, INC.

By:	/s/ Larry Cohen
	Name:	Larry Cohen
	Title:	President and Chief Executive Officer
Agreed to and Accepted:
/s/ Rebecca Taub
Rebecca Taub
Date:  12/21                     , 2007

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